AMENDMENT TO PORTFOLIO MANAGEMENT AGREEMENT


The Portfolio Management Agreement dated April 27, 2001 by and between USAllianz Advisers LLC, USAllianz Variable Insurance Products Trust and Van Kampen Asset Management Inc. is hereby amended by deleting the existing Exhibit A and replacing it with the following:

                                    EXHIBIT A

                            EFFECTIVE APRIL 27, 2001

Fees payable to the Portfolio Manager pursuant to paragraph 5 hereof shall be at the following annual rates for each Fund:

USAZ Van Kampen Comstock Fund          $0 up to $100 million       0.425%
                                       $100 to $250 million        0.40%
                                       $250 to $500 million        0.375%
                                       $500 million or more        0.325%

USAZ Van Kampen Growth and
         Income Fund                   $0 up to $100 million       0.425%
                                       $100 to $250 million        0.40%
                                       $250 to $500 million        0.375%
                                       $500 million or more        0.325%



                              EFFECTIVE MAY 1, 2003
The minimum fee payable for the two (2) above listed funds shall be $100,000 per calendar year, commencing January 1, 2002.


USAZ Van Kampen Emerging
         Growth Fund                  No breakpoints               0.50%
(formerly known as USAZ American
 Growth Fund

There is no minimum fee payable for the above listed fund.

The  October  8,  2001  Portfolio   Management  Agreement  between  the  parties
identified herein is rendered null and void and has been superceded and replaced in its entirety by this Agreement.


                              EFFECTIVE MAY 1, 2003

USAZ Van Kampen Global             $0 up to $300 million         0.70%
         Franchise Fund            $300 to $600 million          0.60%
                                   $600 million or more          0.50%

The minimum fee payable for the one (1) above fund shall be $200,000 per calendar year.

In regard to all funds listed above:

The management fee shall be accrued and paid to the Portfolio Manager as provided in Section 5 of the Portfolio Management Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of May 1, 2003.


USAllianz Advisers LLC

/s/: Jeffrey Kletti
By: Jeffrey Kletti



USAllianz Variable Insurance Products Trust

/s/: Christopher H. Pinkerton
By: Christopher H. Pinkerton



Van Kampen Asset Management Inc.

/s/: illegible
By: illegible